C
                                                      Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-121062

                        PROSPECTUS SUPPLEMENT NUMBER ONE

                     (TO PROSPECTUS DATED DECEMBER 29, 2004)

                                10,449,721 Shares

                                  ------------

                                  COMMON STOCK

         This prospectus supplement supplements the prospectus dated December 29, 2004 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 10,449,721 shares of our common stock. This prospectus supplement includes our Annual Report on Form 10-KSB, which was filed with the Securities and Exchange Commission on April 15, 2005.

         The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated December 29, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updated and supercedes the information contained in the prospectus dated December 29, 2004, including any supplements or amendments thereto.

         Investing in the shares involves risks. See "Risk Factors" beginning on page 4 of the prospectus dated December 29, 2004 and the risk factors included in our Annual Report on Form 10-KSB for the year ended December 31, 2004.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 11, 2005.